Exhibit 10.1

October 22, 2002

R. Elliot Carpenter

Dear Elliot:

On behalf of the Board of Roxio, Inc. (the “Company” or “Roxio”), I am pleased to confirm the new terms of your employment agreement in the position of Vice President and Chief Financial Officer of the Company.

Your initial salary will be $215,000.00 annually. You will be eligible to participate in the annual bonus program with potential payout targeted at 45% of your base salary dependent upon your performance and that of the Company. You will also receive an automobile allowance of $650 per month, a Company-paid annual physical examination, a health club subsidy and financial planning assistance up to $2500 (net) per year.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio or its successor terminates your employment and this agreement for Cause (as defined below), or if you quit, you will not be entitled to severance benefits. If Roxio or its successor terminates your employment and this agreement without Cause, you will be entitled to the severance benefits described below. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability. The severance benefits referred to above will be composed of the following: (a) Roxio will promptly pay you in cash a lump sum severance payment equal to 100% of your annualized base salary, (b) 25% of your Roxio stock options outstanding immediately prior to the termination of your employment will vest, (c) the exercise period for your Roxio stock options will be extended to one (1) year from the date of termination, and (d) you will be entitled to continued coverage in the Company’s welfare benefit plans for the twelve-month period following your termination (or the Company will provide you with similar coverage). For this purpose, “Cause” means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. Nothing

R. Elliot Carpenter Employment Agreement
October 22, 2002

in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio’s stock option plans.

Termination without Cause will include constructive termination in the event that you resign from the Company for “Good Reason.” “Good Reason” shall mean that you, without your consent, have: (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; (iii) been notified that your principal place of work will be relocated by a distance of fifty (50) miles or more; or (iv) been required to work more than ten (10) days per month outside of your principal offices for a six (6) month continuous period.

Please sign this letter, indicating acceptance of this offer, and return it to me.

Elliot, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/S/    WM. CHRISTOPHER GOROG

Wm. Christopher Gorog
President and Chief Executive Officer

Accepted:	/S/ R. ELLIOT CARPENTER

R. Elliot Carpenter